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                                                                   EXHIBIT 10.42

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered on this 19th day of July, 1996 by and among ALL AMERICAN COMMUNICATIONS, INC., a Delaware corporation ("AACI"), ORBIS ENTERTAINMENT COMPANY INC., a Delaware corporation ("Orbis" or the "Company"), ROBERT L. TURNER, an individual ("Turner"), ETHAN J. PODELL, an individual ("Podell"), and ALEXANDRA BUHLER JEWETT, an individual ("Jewett") (Turner, Podell and Jewett are collectively referred to below as the "Selling Shareholders").

                                    RECITALS

         A. The Selling Shareholders are the record and beneficial owners of all of the issued and outstanding shares of capital stock (the "Shares") of Orbis.

         B. The Selling Shareholders and AACI have entered into a term sheet, dated May 15, 1996, pursuant to which the Selling Shareholders have agreed to sell all of the Shares to AACI (collectively, the "Purchaser") and the Purchaser has agreed to purchase all of the Shares from the Selling Shareholders (the "Term Sheet").

         C. The parties now desire to enter into a definitive agreement regarding the terms and conditions of their respective purchase and sale of the Shares and certain other matters with respect to Orbis following such purchase and sale. As used in this Agreement, the term "Orbis" shall include reference to All American Orbis, Inc. (Orbis' name pursuant to Section 3.9 following purchase of the Shares by the Purchaser) with respect to all matters set forth in this Agreement applicable to Orbis following such purchase.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth below, the parties agree as follows:

                                    ARTICLE I

                           SALE AND PURCHASE OF SHARES

         With the execution of this Agreement, the Selling Shareholders shall sell to the Purchaser, and the Purchaser shall purchase from the Selling Shareholders, all of the Shares in consideration for the Purchase Price (as defined below) and pursuant to the terms and conditions of this Agreement.


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                                   ARTICLE II

                 PURCHASE PRICE AND MANNER OF PAYMENT FOR SHARES

         The purchase price for the Shares shall be calculated and payable as follows (the "Purchase Price"):

         2.1 INITIAL PURCHASE PRICE. Concurrently with the execution of this Agreement, the Purchaser shall make:

                  (a) A cash payment to the Selling Shareholders in the aggregate amount of Two Million Three Hundred Seventy Five Thousand Dollars ($2,375,000), payable as follows: (i) One Million Three Hundred Thirty-Five Thousand Nine Hundred Forty Dollars ($1,335,940) to Podell, (ii) Eight Hundred One Thousand Five Hundred Sixty Dollars ($801,560) to Turner; and (iii) Two Hundred Thirty-Seven Thousand Five Hundred Dollars ($237,500) to Jewett; and

                  (b) A capital contribution to Orbis in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000), the proceeds of which shall be immediately used to retire Orbis' outstanding note to Turner in the same principal amount. (The monies paid pursuant to subparagraphs (a) and (b) above are referred to below as the "Initial Purchase Price"). The Initial Purchase Price shall be non-returnable by the Selling Shareholders but is subject to recoupment against the Contingent Payment as set forth in Section 2.3 below.

              2.2 EARN OUT PAYMENTS. Commencing as of May 15, 1996, in each of the five years of Orbis' operation subsequent to such date (individually, "Year 1" through "Year 5" and collectively, the "Five Year Period"), the Selling Shareholders shall be entitled to receive an annual contingent payment from the Purchaser equal to fifty percent (50%) of the Orbis Cash Flow (as defined below), calculated and payable as follows (collectively, the "Earn Out Payments"):

                  (a) The revenues of Orbis less Operating Expenses (as defined below) shall constitute "Orbis Cash Flow."

                  (b) "Operating Expenses" shall consist of the direct costs of operating Orbis in a given year during the Five Year Period, including any production costs and any costs determined pursuant to Section 3.2 or as set forth as operating expenses in the Operating Plan (as defined in Section 3.7), but excluding: (i) income taxes, (ii) imputed interest charges (other than actual interest charges incurred by the Purchaser from third party lenders and fairly allocable to amounts advanced to Orbis to fund its operations during the Five Year Period until such amounts have been recouped), (iii) the base and bonus compensation of any Selling Shareholder as specified in any employment agreement between such Selling Shareholder and Orbis following the execution of this Agreement,

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(iv) prepaid expenses, and (v) any capital expenditures (other than any amortization or depreciation charges computed in accordance with the Purchaser's ordinary accounting practices).

                  (c) To the extent not previously recouped, any negative Orbis Cash Flow from any prior year during the Five Year Period must be recouped by Orbis from positive Orbis Cash Flow before any Earn Out Payments are made.

                  (d) All base and bonus compensation payments made to any Selling Shareholder who may be employed by Orbis during the Five Year Period shall constitute a non-refundable advance of, and shall be credited against, the amount of the Earn Out Payment payable for such year. If the amount of the Selling Shareholders' base and bonus compensation exceeds the amount of the Earn Out Payment in any year of the Five Year Period, the excess of such compensation shall be carried forward and credited against Earn Out Payments in subsequent years of such period. Notwithstanding the amount of Orbis Cash Flow in any year, no amount of base and bonus compensation payments or Earn Out Payments previously paid to the Selling Shareholders shall be returnable by any of them to Orbis or the Purchaser.

                  (e) Earn Out Payments, if any, during the Five Year Period shall be payable to the Selling Shareholders in the following percentages: (i) fifty-six and one quarter percent (56.25%) to Podell, (ii) thirty-three and three quarters percent (33.75%) to Turner, and (iii) ten percent (10%) to Jewett (collectively, the "Selling Shareholders' Percentages"). Earn Out Payments shall be made, if earned, to the Selling Shareholders not later than ninety (90) days after the close of the particular year on May 14 during the Five Year Period.

              2.3 ADDITIONAL CONTINGENT PAYMENT. The Purchaser shall make to the Selling Shareholders (or the Selling Shareholders shall make to the Purchaser if subparagraph (c)(i) below applies) an additional contingent payment, calculated and payable as follows (the "Contingent Payment"):

                  (a) Orbis Cash Flow in Year 4 and Year 5 shall be averaged and then multiplied by a factor of five and one half (5.5) (the "Gross Sales Price"). From the Gross Sales Price shall be deducted the sum of all Earn Out Payments previously made and any negative Orbis Cash Flow not recouped by Orbis during the Five Year Period (the "Net Sales Price"). The Net Sales Price shall then be multiplied by fifty percent (50%) and from this resulting figure shall be deducted the Initial Purchase Price and any base and bonus compensation payments in excess of the Earn Out Payment for a given year which have not been previously recouped by Orbis during the Five Year Period. The net amount shall constitute the Contingent Payment, which shall be payable in accordance with the sequence of events set forth in subparagraphs (b) and (c) below. (By way of example and not in limitation of the foregoing, two illustrations of calculating the Contingent Payment in accordance with this Agreement are attached as Exhibit A.)

                  (b) The Purchaser shall first have a "call" to pay the Contingent Payment in cash to the Selling Shareholders (the "Purchaser's Call"). If the Purchaser exercises this call, the

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Contingent Payment shall be made to the Selling Shareholders in accordance with the Selling Shareholders' Percentages not later than ninety (90) days after the end of Year 5. The Purchaser shall notify the Selling Shareholders in writing not later than the end of the eighth month of Year 5 on May 14, 2001 as to whether it intends to exercise the Purchaser's Call. If it exercises the Purchaser's Call, the Purchaser shall have the option to extend the employment agreement of any Selling Shareholder employed by Orbis at the time of exercise for two (2) additional years immediately following the expiration of the Five Year Period on May 14, 2001 pursuant to the terms of any such agreement.

                  (c) If the Purchaser does not exercise the Purchaser's Call, the Selling Shareholders shall have the following two options:

                           (i) First, the Selling Shareholders shall have the
right to re-acquire Orbis from the Purchaser by way of a "call" (the "Shareholders' Call") which shall be exercisable by them not later than the end of the tenth month of Year 5 by a written notice to the Purchaser signed by all of the Selling Shareholders. If the Shareholders' Call is exercised, the Selling Shareholders shall reacquire all of the Shares from the Purchaser in consideration for the payment of the Contingent Payment to the Purchaser plus (to the extent that such amounts have not been previously recouped by Orbis):
(A) the total of any base and bonus compensation payments made to any Selling Shareholders employed by Orbis in any year(s) of the Five-Year Period in excess of the aggregate amount of the Earn Out Payment(s) for such years, and (B) the total of any negative Orbis Cash Flow from all prior years in the Five-Year Period that is not recouped by Orbis (the "Shareholders' Call Payment"). The Shareholders' Call Payment shall be made to the Purchaser within ninety (90) days after the end of Year 5. Following any such reacquisition, Orbis shall not be entitled to include "All American" in its corporate name.

                           (ii) Second, if the option specified in Section
2.3(c)(i) is not exercised by the Selling Shareholders, the Selling Shareholders shall automatically be deemed to have exercised a "put" to require the Purchaser to pay the Contingent Payment to the Selling Shareholders (the "Selling Shareholders' Put") in the Selling Shareholders' Percentages. If the Selling Shareholders' Put is exercised, the following procedures shall apply. The Purchaser shall have the option to extend the employment agreement of any Selling Shareholder employed by Orbis at the time of exercise for an additional two years (individually, "Year 6" and "Year 7") immediately following the expiration of the Five Year Period on May 14, 2001. If the Purchaser so extends the employment of any Selling Shareholder, then only eighty percent (80%) of the Contingent Payment shall be due and payable to the Selling Shareholder whose employment has been so extended not later than ninety (90) days after the end of Year 5 on May 14, 2001. The remaining twenty percent (20%) of the Contingent Payment shall be due and payable to any Selling Shareholder whose employment has been so extended only upon the condition that the average of the Orbis Cash Flow for Year 6 and Year 7 shall be at least equal to eighty percent (80%) of the average of the Orbis Cash Flow for Year 4 and Year 5. Upon satisfaction of this condition, the remaining twenty percent (20%) of the Contingent Payment shall be due and payable to the applicable Selling Shareholder(s) not later than ninety
(90) days after the end of Year 7 on May 14, 2003. One hundred percent (100%) of the

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applicable Contingent Payment shall be due and payable not later than ninety
(90) days after the end of Year 5 on May 14, 2001 to any Selling Shareholder who may be employed by Orbis and whose employment has not been extended through Year 7.

              2.4      TERMINATION OF EMPLOYMENT; EFFECT ON PURCHASE PRICE.

                  (a) If Orbis enters into an employment agreement with either Podell or Turner, or both of them, following the execution of this Agreement and any such agreement is terminated early due to a material breach (as defined in any such agreement) by Orbis and without any material breach by such executive (but not in the event of such executive's death or disability, as defined in any such agreement), the employment of any and all Selling Shareholders by Orbis at the time of such termination or breach shall be deemed terminated as of the date of termination of the agreement so terminated or breached. In the event of such termination, the Selling Shareholders shall have, at their sole option, the right to either (i) reacquire all of the Shares from the Purchaser for the Shareholder Call Payment calculated in the same method as set forth in subparagraph (c)(i) of Section 2.3 above but based on the period through the date of termination (not the Five Year Period) and on the average of the Orbis Cash Flow for the year in which early termination occurs and the immediately prior year, if any (the "Early Termination Payment"), or (ii) require the Purchaser to pay them the Early Termination Payment but without any right by the Purchaser to extend their employment. The Selling Shareholders shall exercise the foregoing right not later than twenty (20) days following the date of such termination.

                  (b) If any Selling Shareholder is employed by Orbis following the execution of this Agreement and either dies or is terminated due to disability pursuant to the terms of any employment agreement between such Selling Shareholder and Orbis before the payment of all Earn Out Payments and the Contingent Payment, the payment of base salary and any bonus compensation to such Selling Shareholder by Orbis shall terminate as of the date of death or termination for disability, but the right of such Selling Shareholder to receive the Earn Out Payments and the Contingent Payment shall pass to the estate of such Selling Shareholder in the event of death or shall remain with such Selling Shareholder in the event of termination for disability and shall not be terminated as a result of such death or disability. Notwithstanding the foregoing, in the event of a death or termination for disability, any base salary and bonus compensation paid to any person who is hired by Orbis to replace the deceased or disabled Selling Shareholder shall be treated as a deduction from any prospective Earn Out Payments; provided, however, that the total amount of such deduction shall not exceed the aggregate of the base salary and any bonus compensation of the deceased or disabled Selling Shareholder in the year of death or termination for disability plus a maximum of fifty percent (50%) of whatever Earn Out Payment would have been owed to the deceased or disabled Selling Shareholder with respect to such year.

                  (c) If any Selling Shareholder is employed by Orbis following the execution of this Agreement and (i) is terminated for such Selling Shareholder's material breach (as defined in any employment agreement between Orbis and such Selling Shareholder, but not in the event of the death or disability of such Selling Shareholder, as such terms are defined in any such agreement),

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or (ii) resigns during the Five Year Period prior to the expiration of the term of any such agreement, the Purchaser may terminate, subject to the following proviso, all future payments or compensation to such person, including all Earn Out Payments under such agreement or this Agreement; provided, however, the Selling Shareholder shall be entitled to receive within 90 days after the end of Year 5 a payment equal to the product of (x) the amount of the full Contingent Payment for the Selling Shareholder as calculated under Section 2.3, multiplied by (y) a fraction, the numerator of which is the number of full or partial years of any employment of the Selling Shareholder by Orbis following the date of this Agreement and the denominator of which is seven (7).

                                   ARTICLE III

                              ADDITIONAL AGREEMENTS

         The parties further agree as follows:

              3.1 PUBLIC ANNOUNCEMENTS. The Selling Shareholders and the Purchaser shall consult with one another before issuing any press release with respect to this Agreement and the transactions contemplated by it and shall not issue any press release without the prior approval of the other parties, except as required by applicable law, stock exchange or NASDAQ rule or legal process, in which case the party required to make such disclosure shall give prior notice to the other parties of the nature of such requirement and shall consult with such parties prior to issuing such press release. The parties acknowledge that they intend to issue a press release promptly following their execution of this Agreement, which release shall be subject to the mutual approval of the parties (which approval shall not be reasonably withheld or delayed). The parties agree that the Purchaser may file a copy of this Agreement with the Securities and Exchange Commission and National Association of Securities Dealers Automated Quotation System promptly after its execution, either with or without a summary of the transaction showing the pro forma effect of the combination.

              3.2 ADMINISTRATIVE SERVICES. The Purchaser or one of its subsidiaries based in New York, New York shall provide certain administrative services, such as accounting, payroll, banking, business and legal affairs, to Orbis following the date of this Agreement. The charges for such services shall be negotiated by the parties and shall reflect their fair value based upon the time required to provide such services.

              3.3 SALES COMMISSION. If Fremantle International or another affiliate of the Purchaser (collectively, "AACI International") actively and directly sells to an international broadcaster a local adaptation of an American-style talkshow produced by Orbis, each Selling Shareholder agrees that Orbis shall pay to AACI International a sales commission equal to twenty-five percent (25%) of the profits generated by Orbis from such production. To the extent that both AACI International and Orbis are undertaking simultaneous sales activities with respect to any such talkshow, AACI International and Orbis shall coordinate in advance such sales activities.

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              3.4 INVESTMENT LIMITATION. Until such time as the Contingent
Payment, if any, is made, Orbis shall remain the sole entity owned or controlled by the Purchaser which is primarily engaged in the production of local adaptations of American-style talkshows for the international television market. Notwithstanding the foregoing, nothing shall prevent the Purchaser from acquiring or investing in another company which does business in international talkshow production. In addition, until such time as the Contingent Payment, if any, is made, the Purchaser shall remain the sole shareholder of Orbis.

              3.5 ADVERTISER AGREEMENT. The Purchaser acknowledges that Orbis has entered into a long-term agreement with a multi-national advertiser for the production of talkshows in Europe and Asia (the "Advertiser Agreement"). In the Advertiser Agreement, Orbis has limited itself to perform services exclusively for the advertiser in Europe and Asia, provided that the amount of business generated under the Advertiser Agreement meets certain defined financial targets on a periodic basis that were discussed with and agreed to by the Purchaser prior to the execution of the Advertiser Agreement. The parties agree that if, for any reason, AACI International rather than Orbis is the producing entity in a particular country for any talkshow produced under the Advertiser Agreement or otherwise, all revenues, expenses and Cash Flow relating to such production shall belong to Orbis, except for (i) a profit percentage payable to AACI International and to be mutually agreed upon in writing on a case by case basis by AACI and the chief executive officer of Orbis, and (ii) such administrative expenses of AACI International as shall be specifically agreed to in writing by AACI International and the chief executive officer of Orbis.

              3.6 SUBCHAPTER S STATUS. Prior to and as of the date of this Agreement, Orbis has been a Subchapter S corporation in accordance with the Internal Revenue Code of 1986, as amended (the "Code"). The parties agree that effective as of the date of this Agreement, the Selling Shareholders and AACI shall cause an election to be filed with the Internal Revenue Service pursuant to Section 1362(e)(3) of the Code to close the books of Orbis and limit the Subchapter S income earned by Orbis to the period ending on the date of this Agreement. If any taxable income not previously distributed to the Selling Shareholders is attributed to the period when Orbis is a Subchapter S corporation, Orbis shall distribute on or before December 31, 1996 to the Selling Shareholders an amount which, on an after-tax basis (computed at the highest applicable marginal rates), shall hold the Selling Shareholders harmless from any federal, state and local income taxes incurred by the Selling Shareholders as a result of any undistributed taxable income earned by Orbis during the period when it is a Subchapter S corporation.

              3.7 OPERATING PLAN. The annual operating plan for Orbis shall be as set forth under the "Cash Flow Assumptions" in the April 1996 Confidential Memorandum of Orbis previously furnished to Purchaser plus Two Hundred Fifty Thousand Dollars ($250,000) per year for program development costs (the "Operating Plan"). If Orbis operates within the Operating Plan for a particular year (with such determination to be made on an annual basis), the Operating Plan for the subsequent year shall not be reduced; provided, however, that the Purchaser shall always have sole discretion to increase the Operating Plan. If Orbis does not operate within the Operating Plan for a particular year, the Purchaser may, in its sole discretion, reduce the Operating Plan for the

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following year; provided, however, that no such reductions may affect the base salaries and bonus compensations or any other amounts or benefits due to any Selling Shareholders pursuant to any employment agreement between Orbis and any of them. The Purchaser shall be responsible for funding the Operating Plan in full.

              3.8 PAYMENT OF PRE-CLOSING OPERATING EXPENSES. Commencing as of the date of the Term Sheet and continuing through the date of this Agreement (the "Pre-Closing Period"), the Purchaser has agreed to advance monies to Orbis for the payment of all of the Operating Expenses of Orbis in accordance with the Operating Plan (the "Pre-Closing Expenses"). If the Purchaser has made all such advances during the Pre-Closing Period, any net income of Orbis during the PreClosing Period shall accrue to the benefit of the Purchaser, subject to
Section 3.6; any net tax loss during such period shall, to the extent permissible, be allocated to the Purchaser to the extent of its funding of the Pre-Closing Expenses and otherwise shall accrue to the benefit of the Selling Shareholders.

              3.9 POST-CLOSING CORPORATE NAME. As of the date of this Agreement, Orbis shall operate under the name of "All American Orbis Inc." The Purchaser shall be solely responsible for all filings, documentation and other action with respect to such name change.

              3.10 FILINGS, AUTHORIZATIONS AND CONSENTS; SATISFACTION OF CONDITIONS PRECEDENT. As promptly as practicable, each party shall (i) make, or cause to be made, all filings and other submissions under any laws or regulations applicable to such party as may be required for such party to consummate the transactions contemplated by this Agreement, (ii) diligently assist and cooperate with the other party in preparing and filing all documents required to be submitted by such other party to any governmental agency in connection with such transactions, (iii) obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all persons and governmental agencies necessary to be obtained by such party in order for such party to consummate such transactions and for the preservation of all of its contracts, licenses and other rights which may be affected by such transactions, and (iv) take, or cause to be taken, all other actions necessary or reasonably advisable in order for it to fulfill its obligations under this Agreement.

              3.11 SALES AND TRANSFER TAXES. The payment of all sales and transfer taxes and all similar taxes and charges incurred in connection with this Agreement and the consummation of the transactions contemplated by it shall be made by the Selling Shareholders, who shall be responsible for filing all necessary tax returns and other documentation with respect to all such transfer taxes. If required by applicable law, the Purchaser shall join in the execution of any such tax return or other documentation.

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                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF ORBIS AND SELLING
                                  SHAREHOLDERS

         With respect to the period from the date of Orbis' organization through the date of this Agreement, Orbis and each Selling Shareholder represent and warrant to the Purchaser as follows:

              4.1 ORGANIZATION; PERMITS AND LICENSES.

                  (a) Orbis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Orbis is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the location of its properties (owned, leased or licensed) makes such qualification necessary, except for such jurisdictions where the failure to so qualify would not have a material adverse effect on the financial condition or prospects of Orbis.

                  (b) Orbis has all material permits, licenses, orders, franchises and approvals of local, state, federal or foreign governmental agencies required for Orbis to carry on its business as currently conducted. All such permits, licenses, orders, franchises and approvals are in full force and effect, and Orbis is in compliance with all material requirements, standards and procedures of all such agencies which issued the permits, licenses, orders and franchises and approvals. To the best of each Selling Shareholder's knowledge, no suspension or cancellation of any of them is threatened.

              4.2 AUTHORITY TO EXECUTE, DELIVER AND PERFORM. Each Selling Shareholder has all requisite power and authority to execute, deliver and perform this Agreement and every document required to be delivered in connection with this Agreement (collectively, the "Selling Shareholders' Documents) and to consummate the transactions contemplated by this Agreement and such documents. When fully executed and delivered, this Agreement and every other Selling Shareholders' Document shall constitute the valid and binding obligations of each Selling Shareholder, enforceable against such shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, receivership, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

              4.3 CONSENTS; NO VIOLATIONS OR DEFAULTS.

                  (a) All filings, authorizations and consents required to be obtained and all other actions required to be done by the Selling Shareholders in connection with this Agreement and the consummation by the Selling Shareholders of the transactions contemplated by it have been duly obtained or done and are in form and substance reasonably satisfactory to counsel to the Purchaser, with copies of all such filings, authorizations and consents delivered to the Purchaser; provided, however, that the parties acknowledge and agree that the Selling Shareholders shall not be required

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to obtain the consent of Rockefeller Center Properties (the "Landlord") with respect to Orbis' lease for Suite 815, 10 Rockefeller Plaza, New York, New York (the "Property") prior to the date of this Agreement but shall use their respective reasonable commercial efforts to obtain the Landlord's consent with respect to the Property as soon as practicable after the date of this Agreement. All required regulatory approvals to be obtained by the Selling Shareholders have been obtained for the consummation by the Selling Shareholders of the transactions contemplated by this Agreement.

                  (b) Neither the execution, delivery or performance of this Agreement nor any other Selling Shareholders' Document nor the consummation of the transactions contemplated by such documents (i) shall violate or conflict with the charter or by-laws of Orbis, (ii) shall result in any breach of or default under any agreement of any kind (including any settlement agreement) to which Orbis or any Selling Shareholder is a party, by which Orbis or any Selling Shareholder is bound or to which any asset of Orbis is subject, (iii) is prohibited by, or requires Orbis or any Selling Shareholder to obtain any consent or make any filing under, any statute, regulation, judgment or decree of any court or governmental agency or of any person, other than those which Orbis or such Selling Shareholder has obtained, (iv) shall cause any acceleration of maturity of any note or other obligation to which Orbis is a party, by which Orbis is bound or with respect to which Orbis is an obligor or guarantor, or (v) shall result in the creation or imposition of any lien or other claim of any kind whatsoever upon or give to any person or entity any interest or right (including any right of termination or cancellation) in or with respect to any assets of Orbis.

              4.4      FINANCIAL STATEMENTS AND ACCOUNTING PRINCIPLES.

                  (a) Attached as Schedule 4.4(a) are true and complete copies of Orbis' most recent unaudited statement of assets and liabilities together with the related unaudited statement of income for the period since the date of Orbis' organization, all certified by the chief executive officer of Orbis (collectively, the "Financial Statements"). The Financial Statements present fairly the financial position, results of operations and changes in financial position of Orbis as of the date of the Financial Statements and for the period then ended (subject to normal year-end audit adjustments) and are complete and correct and in accordance with the books of account and records of Orbis.

                  (b) Orbis keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization,
(ii) transactions are recorded as necessary to permit preparation of Orbis' financial statements and to maintain accountability for the assets of Orbis and,
(iii) access to the assets of Orbis is permitted only in accordance with management's authorization.

              4.5 NO UNDISCLOSED LIABILITIES. Except as and to the extent (i) specifically reserved against in the Financial Statements, (ii) listed on
Schedule 4.7 or (iii) incurred after the date of this Agreement in the ordinary course of business, Orbis has no material liability or obligation of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due (including, without limitation, any liability for taxes and interest, penalties and other charges payable

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with respect to any such liability or obligation). Except as shown in the
Financial Statements, Orbis is not directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person or entity except endorsements in the ordinary course of business in connection with the deposit of items for collection. To the best of knowledge of each Selling Shareholder, no material liability or obligation of any kind or nature has been asserted or threatened against Orbis in respect of the operations conducted by Orbis to and including the date of this Agreement, except such liabilities and obligations as have been incurred in the ordinary course of business or will be fully covered by insurance (subject to applicable deductible limits in such policies).

              4.6 ACCOUNTS AND NOTES RECEIVABLE. Schedule 4.6 sets forth an accurate and complete list of Orbis' accounts and notes receivable as of the date of this Agreement, together with an accurate aging of the receivables. Since the date of its organization, Orbis has not written off or been unable to collect in excess of Twenty-Five Thousand Dollars ($25,000) of accounts and notes receivable except as disclosed in the Financial Statements. The existing accounts and notes receivable of Orbis arose in the ordinary course of business, have been properly recorded on the books of Orbis and have been collected or are good and collectible without recourse to legal action within 90 days of the date of this Agreement and without offset or counterclaim.

              4.7 ACCOUNTS PAYABLE. The Financial Statements and Schedule 4.7 together set forth a complete and accurate list of the accounts payable of Orbis as of the date of this Agreement, and all transactions in payables have been properly recorded on the books of Orbis.

              4.8      NO LITIGATION; NO VIOLATIONS OF LAW.

                  (a) There is no pending action, judgment, preliminary or permanent injunction, order, restraint or other proceeding issued or instituted by any tribunal or other governmental entity of competent jurisdiction or by any third party, nor is there any statute, regulation or decree promulgated or enacted by any such tribunal or agency in effect, or, to the best of any Selling Shareholder's knowledge, is any of the foregoing threatened against Orbis or any Selling Shareholder that (i) would individually or in the aggregate result in any material adverse change in Orbis' financial condition, (ii) questions the validity or enforceability of this Agreement or any Selling Shareholders' Document or declares any such document to be invalid or unenforceable in any respect, or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by the Selling Shareholders or Orbis under this Agreement or any Selling Shareholders' Document or the consummation by the Selling Shareholders or Orbis of the transactions contemplated by this Agreement.

                  (b) Orbis has complied with and is in compliance with all local, state, federal and foreign statutes, regulations, judgments or decrees applicable to it or any of its assets, and there does not exist any basis for any claim of default under or violation of any such statute, ordinance, regulation or decree, except such defaults or violations that in the aggregate do not and will not have a material adverse effect on the financial condition or prospects of Orbis.

              4.9 CAPITALIZATION; STOCK OWNERSHIP. The capital stock of Orbis consists of fifty thousand (50,000) shares of common stock, par value of $0.10 per share, of which ten thousand (10,000) shares are issued and outstanding and are held of record and beneficially solely by the Selling Shareholders. No shares of preferred stock are authorized, issued or outstanding. All of the Shares have been duly authorized and validly issued to the Selling Shareholders and are fully paid and non-assessable; no Shares have been issued in violation of any preemptive or other right. Orbis is not bound by any contract or other arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of Orbis or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of Orbis. Except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract or other arrangement with respect to, any capital stock or any other security of Orbis or any other security exercisable or convertible into any capital stock or any other security of Orbis. There are no existing or proposed shareholders' agreements, voting trust agreements, proxies or other similar agreements with respect to the Shares.

              4.10 NO SUBSIDIARIES OR OTHER EQUITY INVESTMENTS. Orbis does not, directly or indirectly, own any shares of capital stock of any corporation or has any other investment in any partnership, association or other business organization.

              4.11 MATERIAL CONTRACTS. Other than the Advertiser Agreement and as set forth on Schedule 4.11, Orbis is not bound by any written or oral agreement or understanding: (i) not made or carried out in the ordinary course of its business, (ii) not terminable without penalty on notice of 60 days or less and requiring payments or receipts during its term in excess of Fifteen Thousand Dollars ($15,000) in the aggregate, (iii) for the leasing of real property either as a lessor or lessee, (iv) relating to employment or consulting arrangements, or (v) relating to letters of credit, powers of attorney or guaranties. All agreements and understandings listed on Schedule 4.11 are binding and in full force, and Orbis has not received any notice of intention from any party to terminate such agreements and understandings. There are no defaults by Orbis or claims of default and, to the best of each Selling Shareholder's knowledge, there are no facts or conditions that have occurred or are anticipated to occur which, through the passage of time or the giving of notice or both, would constitute a default by Orbis under any such agreement or understanding, or would cause the acceleration of any obligation of Orbis or the creation of an encumbrance upon any asset of Orbis. Neither Orbis nor any Selling Shareholder has received any notice, whether written or oral, specifically stating that any material amount of the contracts described in
Schedule 4.11 will be lost or unavailable to Orbis following the execution of this Agreement by reason of the change in ownership of the Shares from Selling Shareholders to the Purchaser.

              4.12 ABSENCE OF CERTAIN CHANGES. Since the date of Orbis' organization (except for the execution and delivery of this Agreement and the Advertiser Agreement), there has been no: (i) agreement, transaction or commitment by Orbis except in the ordinary course of business, (ii) capital expenditure by Orbis exceeding Twenty-Five Thousand Dollars ($25,000), (iii) material adverse change in the financial condition or prospects of Orbis, (iv) any damage, destruction or casualty loss not covered by insurance that materially and adversely affects the financial conditions or prospects of Orbis,
(v) labor trouble, labor union organizational activity, actual or threatened employee strike, work stoppage, slowdown or lockout in respect to Orbis, (vi) change in accounting methods, principles or practices of Orbis, (vii) revaluation by Orbis of any of its assets, (viii) issuance or sale by Orbis of any shares of its capital stock (except to the Selling Shareholders) or of any other securities, (ix) declaration, setting aside or payment of a dividend or other distribution in respect to the capital stock of Orbis, (x) direct or indirect redemption, purchase or other acquisition by Orbis of any shares of its capital stock or other securities, (xi) increase in the salary or other compensation payable or to become payable by Orbis to any of its officers, directors, employees, agents or independent contractors, and no declaration or payment by Orbis of a bonus or other additional salary or compensation to any such person, (xii) sale or transfer of any asset of Orbis except in the ordinary course of business, (xiii) amendment or termination of any agreement or understanding to which Orbis is a party or actual or threatened termination or significant change in Orbis' relationship with any substantial supplier or customer except in the ordinary course of business, (xiv) loan by Orbis to any person or entity or guaranty by Orbis of any loan, (xv) mortgage, pledge or other encumbrance of any asset of Orbis, (xvi) compromise, release or waiver of any right or claim of Orbis except in the ordinary course of business, (xvii) agreement, obligation or commitment of any kind by Orbis or the Selling Shareholders to do any of the things described in the preceding subclauses, or (xviii) other event or condition of any character that has or might reasonably have individually or in the aggregate a materially adverse effect on the financial condition or prospects of Orbis.

              4.13 TRANSACTIONS WITH DIRECTORS, OFFICERS AND AFFILIATES. Except as set forth in the Financial Statements, (i) Orbis has not borrowed money from, nor is indebted to, any officer, director, employee or shareholder of Orbis, and
(ii) no such officer, director, employee or shareholder, either directly or indirectly, has guaranteed, co-signed or provided security for any debt or obligation of any kind, contingent or otherwise, of Orbis. To the best knowledge of each Selling Shareholder, since the date of Orbis' organization, no officer, director, employee or shareholder of Orbis has been a director or officer of, or has had any direct or indirect interest in, any corporation or other entity which, during such period, has been a supplier, customer or agent of Orbis or has competed with or been engaged in any business of the kind being conducted by Orbis, except that during the period from the date of Orbis' organization through March 22, 1996, Podell and Turner were officers of Multimedia Entertainment, Inc.

              4.14 PROPRIETY OF PAST PAYMENTS. Except for transactions which in the aggregate would not have a material adverse effect on the financial condition or prospects of Orbis: (i) no funds or assets of Orbis have been used for illegal purposes, and no unrecorded fund or assets of Orbis has been established for any purpose, (ii) no accumulation or use of Orbis' funds has been made without being properly accounted for in the respective books and records of Orbis, (iii) all payments by or on behalf of Orbis have been duly and properly recorded and accounted for in its books and records, (iv) no false or artificial entry has been made in the books and records of Orbis for any reason, (v) no payment has been made by or on behalf of Orbis with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment, and (vi) Orbis has not made, directly or indirectly, any illegal contributions to any political party or candidate, whether domestic or foreign.

              4.15 INTEREST IN COMPANY ASSETS. No officer, director, shareholder, employee or affiliate of Orbis (nor any relative of any such person) nor any corporation or other entity of which any such person is an officer, trustee, settler, partner or beneficial owner owns directly or indirectly, in whole or in part, any of the assets of Orbis.

              4.16 AGENCY. No person has any power of attorney to act on behalf of Orbis in connection with any of its assets or business affairs, except for statutory agents and such powers and apparent authority as normally pertain to officers and other employees of a corporation.

              4.17 TAX MATTERS. All tax and information returns, if any, required to have been filed by Orbis with all local, state, federal and foreign government authorities and all foreign jurisdictions have been duly filed, and each such return correctly reflects the income, franchise, property, sales, use, value-added, withholding, excise, capital or other tax liabilities and all other information required to be reported. Orbis has paid all income, franchise, business, property, sales, use, value-added, withholding, excise, capital and other taxes, if any, shown to be due and payable on such returns and all penalties, assessments or deficiencies of every kind incurred or accrued prior to the date of this Agreement, except to the extent that such amounts are reserved for in the Financial Statements.

              4.18 INTERESTS IN REAL PROPERTY. Set forth in Schedule 4.18 is a true and complete list, by deed reference or otherwise, of all real properties owned, leased or used by Orbis and the annual rental payable and termination date with respect to all such properties not owned by Orbis. Orbis has (i) good and marketable title in fee simple to all real properties shown in such schedule as owned by Orbis, and (ii) good and transferable leaseholds in all real estate shown in such schedule as leased by Orbis under valid and enforceable leases; provided, however, that the parties acknowledge and agree that the Selling Shareholders shall not be required to obtain the consent of the Landlord with respect to Orbis' lease for the Property prior to the date of this Agreement but shall use their reasonable commercial efforts to obtain the Landlord's consent with respect to the Property as soon as practicable after the date of this Agreement. Orbis is not in default with respect to any premises leased by it, and no event has occurred which constitutes or, with due notice or lapse of time or both, may constitute a default under any lease. Orbis has performed all obligations required to be performed by it to date under all leases and possesses and quietly enjoys the leased premises. Except as set forth in
Schedule 4.18, none of the real properties owned or leased by Orbis is subject to any liens (other than a lien for current property taxes and assessments not in default), encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments except for (i) those disclosed in Schedule 4.18, or (ii) minor matters that, either alone or in the aggregate, are not substantial and do not materially interfere with or impair the present and continued use of such properties in the ordinary course of business.

All improvements to such real properties and the operations conducted on such properties conform in all material respects to all applicable health, fire, environmental, safety, zoning and building laws and regulations, except for possible nonconforming uses or violations which do not and will not interfere with the present use, operation or maintenance of such properties by Orbis and which do not and will not affect the value of such properties. All buildings, improvements and fixtures owned, leased or used by Orbis in the conduct of its business are in good operating condition and repair.

              4.19 PERSONAL PROPERTY. Orbis owns outright all personal property reflected on the Financial Statements and all such property acquired since the date of the Financial Statements, except for (i) sales and dispositions in the ordinary course of business since such date, and (ii) certain computer, telephone and other office equipment leased by Orbis under customary office equipment leases (which are listed on Schedule 4.11 and copies of which have been previously furnished to the Purchaser). Orbis has good title to all such property, free and clear of all title defects and objections, security interests, liens or charges of any kind, other than liens which are not substantial in amount and do not materially interfere with the ordinary course of business by Orbis. The personal property now owned, leased or used by Orbis is sufficient and adequate to carry on its business as presently conducted and as proposed to be conducted, and all items of personal property are in good operating condition and repair.

              4.20 TRADEMARKS, TRADE NAMES, PATENTS, COPYRIGHTS AND KNOW-HOW. Orbis does not own or possess, nor does the current conduct of Orbis' operations require Orbis to own or possess, any United States and foreign trademarks, service marks, trade names, patents, copyrights, licenses, trade secrets and proprietary know-how (the "Intangible Assets"). To the best knowledge of the Selling Shareholders, none of Orbis' current operations involves any infringement of any Intangible Asset or other proprietary right of any person or entity. Orbis is not obligated or under any liability to make any payments as royalties, fees or otherwise to any owner of, licensor of or other claimant to any Intangible Asset with respect to the use of such Intangible Asset or in connection with the current conduct of Orbis' operations.

              4.21 INSURANCE. Orbis maintains valid and enforceable policies of fire, liability and theft insurance (as to which the premiums have been paid currently) to reasonably insure its assets, properties and business from and against ordinary business risks, and its operations as currently conducted do not require the procurement of any other type of insurance. No Selling Shareholder has knowledge of any state of facts, or the occurrence of any event, which the Selling Shareholder knows or has reason to believe might reasonably
(i) form the basis for any claim against Orbis not fully covered by insurance, or (ii) result in a material increase in Orbis' insurance premiums.

              4.22 EMPLOYEE BENEFIT PLANS AND OTHER EMPLOYEE MATTERS. Other than as specified in Schedule 4.22, there are no "pension" and "welfare" benefit plans (within the respective meanings of Section 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended) maintained by Orbis, or to which, to the best of each Selling Shareholder's knowledge, Orbis has made payments or contributions, with respect to its employees.

              4.23 BANK ACCOUNTS. Schedule 4.23 attached hereto is a list of all bank accounts maintained by Orbis, including the names and titles of all persons with authority to deposit to or withdraw from such accounts.

              4.24 CORPORATE RECORDS. The corporate minute books, stock ledger book and other books and records of Orbis are materially complete and correct.

              4.25 NO BROKER FOR SELLER. This Agreement was not induced or procured through any person or entity acting as a broker, finder, investment banker or financial advisor or in any similar capacity on behalf of any or all of the Selling Shareholders, and the Purchaser shall not be required to make any payment to any person or entity for having acted as a broker, finder, investment banker or financial advisor or the like on behalf of any or all of the Selling Shareholders.

              4.26     DISCLOSURE; NO UNTRUE STATEMENTS.

                  (a) Each Selling Shareholder has disclosed to the Purchaser all material facts known to them (after reasonable investigation and inquiry) relating to the business and financial condition of Orbis.

                  (b) No statement by any Selling Shareholder in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make such statement not misleading.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser represents and warrants to each Selling Shareholder as follows:

              5.1 ORGANIZATION. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to carry on its business as now conducted.

              5.2 AUTHORITY TO EXECUTE, DELIVER AND PERFORM. The Purchaser has all requisite corporate power and authority to execute, deliver and perform this Agreement and every other document required to be delivered in connection with this Agreement (collectively, the "Purchaser's Documents") and to consummate the transactions contemplated by this Agreement and such documents. The execution, delivery and performance of this Agreement and every other Purchaser's Document and the consummation of the transactions contemplated by such documents have been duly authorized by all necessary action on the part of the Purchaser. When so executed and delivered, this Agreement and every other Purchaser's Document shall constitute the valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, receivership, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.

              5.3      CONSENTS; NO VIOLATIONS OR DEFAULTS.

                  (a) All filings, authorizations and consents required to be obtained and all other actions required to be done by the Purchaser in connection with this Agreement and the consummation by the Purchaser of the transactions contemplated by this Agreement have been duly obtained or done and are in form and substance reasonably satisfactory to counsel to the Selling Shareholders, with copies of all such filings, authorizations and consents having been delivered to the Selling Shareholders. All required regulatory approvals to be obtained by the Purchaser have been obtained for the consummation by the Purchaser of the transactions contemplated by this Agreement.

                  (b) Neither the execution, delivery or performance of this Agreement nor any other Purchaser's Document nor the consummation of the transactions contemplated by such documents (i) shall violate or conflict with the charter or by-laws of the Purchaser, (ii) shall result in any breach of or default under any agreement of any kind to which the Purchaser is a party, by which the Purchaser is bound or to which any asset of the Purchaser is subject,
(iii) is prohibited by or requires the Purchaser to obtain any consent, or make any filing under, any statute, regulation, judgment or decree of any court or governmental agency or of any person, other than those which the Purchaser has obtained, (iv) shall cause any acceleration of maturity of any note or other obligation to which the Purchaser is a party, by which the Purchaser is bound or with respect to which the Purchaser is an obligor or guarantor, or (v) shall result in the creation or imposition of any lien or other claim of any kind whatsoever upon or give to any person, or entity any interest or right (including any right of termination or cancellation) in or with respect to any assets of the Purchaser.

              5.4 NO LITIGATION. There is no pending action, judgment, preliminary or permanent injunction, order, restraint or other proceeding issued or instituted by any tribunal or other governmental entity of competent jurisdiction or by any third party, nor is there any statute, regulation or decree promulgated or enacted by any such tribunal or agency in effect, or, to the best of the Purchaser's knowledge, is any of the foregoing threatened against Purchaser that (i) questions the validity or enforceability of this Agreement or any Purchaser's Document or declares any such document to be invalid or unenforceable in any respect, or (ii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by the Purchaser under this Agreement or any Purchaser's Document or the consummation by the Purchaser of the transactions contemplated by this Agreement.

              5.5 NO BROKER FOR BUYER. This Agreement was not induced or procured through any person or entity acting as a broker, finder, investment banker, financial advisor or in any similar capacity on behalf of the Purchaser, and the Selling Shareholders shall not be required to make any payment to any person or entity for having acted as a broker, finder, investment banker, financial advisor or the like on behalf of the Purchaser.

              5.6 NO UNTRUE STATEMENT. No statement by the Purchaser in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make such statement not misleading.

              5.7 PURCHASE FOR INVESTMENT. The Shares are being acquired for the Purchaser's own account for the purpose of investment only and not with a view to the public resale or distribution of all or any of the Shares. The Purchaser agrees that the certificates(s) representing the Shares may bear legends to the effect that such Shares have not been registered under any state, federal or foreign securities laws and that no interest in the Shares may be transferred or otherwise disposed of in violation of such laws.

              5.8 BANK CONSENT. The Purchaser has received any required formal consent of its primary lender under the relevant loan documentation to the transactions contemplated by this Agreement.

              5.9 BOARD APPROVAL. The Board of Directors of the Purchaser has approved the terms and conditions of this Agreement and the consummation of the transactions contemplated by it.

                                   ARTICLE VI

                                CLOSING DOCUMENTS

              6.1 SELLING SHAREHOLDERS' DOCUMENTS. Concurrently with the execution of this Agreement, the Selling Shareholders and Orbis shall execute and/or deliver to the Purchaser the following documents (which shall be in form and substance reasonably satisfactory to counsel for the Purchaser) and any other documents as the Purchaser or its counsel may reasonably request in order to enable the Purchaser to carry out the provisions and purposes of this
Agreement:

                  (a) The stock certificates for the Shares, all duly endorsed for transfer to the Purchaser;

                  (b) The corporate minute book and stock transfer ledger of Orbis;

                  (c) The legal opinion of Orbis' and the Selling Shareholders' counsel, Fulbright & Jaworski, L.L.P. in the form attached as Exhibit B; and

                  (d) A receipt for the checks set forth in Section 6.2(a) below.

              6.2 DELIVERY OF DOCUMENTS. Concurrently with the execution of this Agreement, the Purchaser shall execute and/or deliver to the Selling Shareholders the following documents (which shall be in form and substance reasonably satisfactory to counsel for the Selling Shareholders) and any other documents as the Selling Shareholders or their counsel may reasonably request in order to enable the Selling Shareholders to carry out the provisions and purposes of this Agreement:

                  (a) Four (4) certified or bank cashier's checks payable as follows: (i) One Million Three Hundred Thirty-Five Thousand Nine Hundred Forty Dollars ($1,335,940) to Podell; (ii) Eight Hundred One Thousand Five Hundred Sixty Dollars ($801,560) to Turner; and (iii) Two Hundred Thirty-Seven Thousand Five Hundred Dollars ($237,500) to Jewett, and (iv) One Hundred Twenty-Five Thousand Dollars ($125,000) to Orbis; and

                  (b) The legal opinion of the Purchaser's general counsel substantially in the form attached as Exhibit C.

                                   ARTICLE VII

                                 INDEMNIFICATION

              7.1 OBLIGATION OF SELLING SHAREHOLDERS. For five (5) years from the date of this Agreement, each Selling Shareholder shall, jointly and severally (to the extent of all amounts received or to be received by such Selling Shareholder under this Agreement but not including the amount of any base, bonus or other compensation received or to be received by such Selling Shareholder under any employment agreement with Orbis) indemnify and hold harmless the Purchaser (or its designee) from and against any losses, liabilities, damages, demands, claims, actions, causes of action, judgments, assessments, costs and expenses, including all interest, penalties and attorneys' and accountants fees (collectively, "Claims"), asserted against or incurred by Purchaser, directly or indirectly, due to any inaccuracy in or breach or nonfulfillment of any representation, warranty, covenant or other agreement by any Selling Shareholder in this Agreement.

              7.2 OBLIGATIONS OF BUYER. For five (5) years from the date of this Agreement, the Purchaser shall indemnify and hold harmless each Selling Shareholder from and against any Claims asserted against or incurred by any of them, directly or indirectly, due to any inaccuracy in or breach or nonfulfillment of any representation, warranty, covenants or other agreement by the Purchaser in this Agreement.

              7.3 SELLING SHAREHOLDERS' TAX INDEMNITY. Without limiting the indemnities contained in Section 7.1 but subject to Section 3.6, each Selling Shareholder shall also, jointly and severally (but only to the extent of such Selling Shareholder's ratable equity interest in Orbis immediately prior to the date of this Agreement), indemnify and hold harmless the Purchaser against any taxes payable by or on behalf of Orbis attributable to any periods during which the Shares were owned by the Selling Shareholders.

              7.4 LIMITATION. No party shall be entitled to indemnification pursuant to Article VII unless the applicable claim, in the aggregate, exceeds Twenty Thousand Dollars ($20,000).

Notwithstanding the foregoing, no limitation shall apply to the Selling Shareholders' tax indemnity as provided in Section 7.3.

              7.5      PROCEDURE FOR INDEMNIFICATION OF THIRD PARTY CLAIMS.

                  (a) In connection with any third party Claim giving rise to indemnity under this Agreement, promptly after the receipt by any party of written notice such Claim such party will give the indemnifying party written notice of such Claim, provided, however, that if such party fails to give notice of such Claim to the indemnifying party, such failure to give notice shall not limit the indemnified party's right to be indemnified under this Agreement except to the extent that the indemnifying party can show material prejudice arising from such failure and then only to the extent of such material prejudice. The indemnifying party at its sole cost and expense and with counsel reasonable satisfactory to the indemnified party (it being agreed that Fulbright & Jaworski, L.L.P. and Kaye, Scholer, Fierman, Hays & Handler are reasonably satisfactory) may, upon written notice to the indemnified party, assume the defense of any such Claim if (a) the indemnifying party acknowledges to the indemnified party in writing, within fifteen (15) days after receipt of notice from the indemnified party, its obligations to indemnify the indemnified party with respect to all elements of such Claim based upon the facts then reasonably known to such indemnifying party, (b) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against such Claim and fulfill its indemnification obligations under this Agreement, (c) the Claim involves only money damages and does not seek an injunction or other equitable relief, and (d) settlement or an adverse judgment of the Claim is not, in the good faith judgment of the indemnified party, likely to establish a pattern or practice materially adverse to the continuing business interests of the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if there are one or more legal defenses available to the indemnified party that conflict with those available to the indemnifying party, or if the indemnifying party fails to take promptly reasonable steps necessary to defend diligently the Claim after receiving notice from the indemnified party that it believes the indemnifying party has failed to do so (specifying in reasonable detail the alleged basis for such failure), the indemnified party may assume the defense of such claim; and provided, further, that the indemnified party may not settle such Claim without the prior written consent of the indemnifying party, which consent may not be unreasonably withheld. If the indemnified party assumes the defense of the Claim, the indemnifying party shall reimburse the indemnified party, for the reasonable fees and expenses of one firm of counsel retained by the indemnified party, and the indemnifying party shall be entitled to participate in (but not control) the defense of such Claim, with its counsel and at its own expense. The parties agree to render, without compensation, to each other such assistance as they may reasonably require of each other in order to insure the proper and adequate defense of the Claim, whether or not subject to indemnification under this Agreement. No indemnifying party shall settle, compromise or consent to the entry of any judgment in any pending or threatened Claim unless such a settlement, compromise or consent shall contain an unqualified release from any and all liability related to such claim in favor of the indemnified party and be, in all reasonable respects, satisfactory to the indemnified party.

                  (b) If the indemnification provided for in this Section is for any reason held unenforceable, the party against whom indemnification was sought agrees to contribute to the claims for which such indemnification is unenforceable in such proportion as is appropriate to reflect the relative fault of such party.

              7.6 THIRD PARTY RECOVERIES. If the amount of any Claim is reduced by any insurance recovery, any recovery from a party not under common control with the Purchaser, or any reduction in any taxes payable by Purchaser or its affiliates which reduction would not have occurred but for a tax deduction, credit or other offset claimed by the Purchaser or its affiliates based on the payment or occurrence of a Claim, then (i) when the indemnity payment has been made, the amount of any such reduction shall be promptly paid to the Selling Shareholders (allocated in accordance with the indemnification payments made), or (ii) when the indemnity payment has not already been made, the amount of the indemnity payment to be made shall be decreased accordingly.

                                  ARTICLE VIII

                                  MISCELLANEOUS

              8.1 SPECIFIC PERFORMANCE. Each party's obligations under this Agreement are unique. If any party should default in its obligations under this Agreement, each party acknowledges that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.

              8.2 WAIVER. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and signed the waiving party and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. No delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any of its terms or conditions.

              8.3 REMEDIES. No remedy conferred by this Agreement is intended to be exclusive of any other remedy, whether at law or in equity or by statute or otherwise. Each and every remedy shall be cumulative and shall be in addition to every other remedy, and the election by a party of one or more remedies shall not constitute a waiver of the party's right to pursue any other available remedies.

              8.4 ATTORNEYS' FEES. If any action or proceeding is commenced by any party for the purpose of enforcing any provision of this Agreement, the parties to such action or proceeding may receive, as part of any judgment, decision or other resolution of such action or proceeding, their costs and reasonable attorneys' fees as determined by the tribunal or other governmental agency making such judgment, decision or resolution.

              8.5 DUE DILIGENCE INVESTIGATION; KNOWLEDGE. All statements in this Agreement, the Selling Shareholders' Documents or the Purchaser's Documents that are made to the knowledge of a party shall require that such party make a reasonable investigation to ascertain the correctness and validity of the statement.

              8.6 ENTIRE AGREEMENT. This Agreement (including its Exhibits and Schedules), the Selling Shareholders' Documents and the Purchaser's Documents contain all of the terms and conditions of the subject matter of this Agreement and supersede all prior and contemporaneous correspondence (including the Term Sheet and similar documentation), communications, negotiations and agreements, whether oral or written, of the parties or their representatives respecting such subject matter; provided, however, that the terms and conditions of the Term Sheet shall apply with respect to any subject matter specifically addressed in the Term Sheet and not specifically addressed in this Agreement. This Agreement shall be given fair and reasonable construction in accordance with the intentions of the parties and without regard to or aid of any legal principle requiring its construction or interpretation against the party drafting this Agreement.

              8.7 AMENDMENT. This Agreement shall not be amended or modified except by a writing duly executed by each party.

              8.8 SURVIVABILITY. The representations and warranties in this Agreement, irrespective of any investigation made by or on behalf of any party, shall be continuing and shall survive for a period of five (5) years following the date of this Agreement; provided, however, that any representations and warranties relating to any taxes shall survive until the expiration of the applicable statute of limitations for assertion of claims by the applicable taxing authorities; and provided further that if any lawsuit arises subsequent to the date of this Agreement which, if successful, would result in a breach of any representation of the Selling Shareholders or Orbis set forth in Article IV and thereby permit a Claim to be asserted by the Purchaser under Article VII, no breach of such representation shall be deemed to have occurred until there is a final judgment adverse to the Purchaser, Orbis and/or any or all of the Selling Shareholders, as the case may be. Notwithstanding the foregoing, any matter as to which a Claim has been asserted under Article VII by the Selling Shareholders or the Purchaser that is pending or unresolved at the end of any such period shall continue and survive until finally terminated or otherwise resolved.

              8.9 NONASSIGNABILITY. This Agreement shall not be assignable by any party without the prior written consent of the other party. This Agreement shall be binding upon and enforceable against, and inure to the benefit of, any permitted successors or assigns of the parties.

              8.10 SECTION HEADINGS. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

              8.11 ATTACHMENTS. All Exhibits and Schedules attached to this Agreement are incorporated into this Agreement by reference to the same extent as if they were set forth in full in this Agreement.

              8.12 COSTS AND EXPENSES. The Selling Shareholders and the Purchaser shall each pay their own respective costs and expenses (including attorneys' fees, accountants' fees and other professional fees and expenses) in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

              8.13 NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or overnight mail or courier, postage prepaid, and shall be deemed given when so delivered in person or telecopied or, if given by mail or courier, on the earlier of the day actually received and the close of business on the second business day following the day when deposited with an overnight courier or the close of business on the fifth business day when deposited in the United States mail, postage prepaid, certified or registered, addressed to the party at the address set forth below, with copies sent to the persons indicated:

If to Orbis or the Selling Shareholders:   c/o Orbis Entertainment Company Inc.
                                           10 Rockefeller Plaza, Suite 815
                                           New York, New York  10020
                                           Attention:  Mr. Ethan J. Podell

With a copy to (in the case of Orbis,      Fulbright & Jaworski, L.L.P.
Turner and Podell):                        666 Fifth Avenue
                                           New York, New York  10103
                                           Attention:  David Gillespie, Esq.

With a copy to (in the case of Jewett):    N.S. Bienstock Incorporated
                                           1740 Broadway
                                           New York, New York  10019
                                           Attention:  George Hiltzik, Esq.

If to the Purchaser:                       All American Communications, Inc.
                                           808 Wilshire Boulevard
                                           Santa Monica, California  90401
                                           Attention:    Mr. Myron Roth
                                                         Mr. Tom Bradshaw

With a copy to:                            All American Communications, Inc.
                                           808 Wilshire Boulevard
                                           Santa Monica, California  90401
                                           Attention:    Paul A. Pavlis, Esq.

              8.14 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended, and shall not be construed, to confer any rights or remedies upon any person other than the parties.

              8.15 COUNTERPARTS. This Agreement may be executed in two or more counterparts which, together, shall constitute a single agreement.

              8.16 SEVERABILITY. If any provision of this Agreement is invalid, prohibited or unenforceable in any jurisdiction, (i) a substitute and equitable provision shall be substituted in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid, prohibited or unenforceable provision, and (ii) the remainder of this Agreement shall not be affected by such invalidity, prohibition or unenforceability, nor shall the invalidity, prohibition or unenforceability of such provision affect the validity or enforceability of the provision in any other jurisdiction.

              8.17 CHOICE OF LAW. This Agreement, including its validity, construction, interpretation and enforcement, and the rights of the parties shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflict of laws.

              IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the of the parties on the date set forth in its preamble.

                                       ALL AMERICAN COMMUNICATIONS, INC.
                                       a Delaware corporation

                                       By: /s/ Thomas Bradshaw
                                           -------------------
                                       Name: Thomas  Bradshaw
                                       Title:
                                              ----------------------------

                                       ORBIS ENTERTAINMENT COMPANY INC.
                                       a Delaware corporation

                                       By: /s/ Ethan J. Podell
                                           -------------------
                                       Name: Ethan J. Podell
                                       Title: President

                                       /s/ Robert L. Turner
                                       --------------------
                                       ROBERT L. TURNER

                                                 /s/ Ethan J. Podell
                                                 -------------------
                                                 ETHAN J. PODELL

                                                 /s/ Alexandra B. Jewett
                                                 -----------------------
                                                 ALEXANDRA BUHLER JEWETT